Exhibit 2.2

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

August 7, 2019

This Amendment No. 1 (this “Amendment”) amends that certain Agreement and Plan of Merger, dated March 18, 2019 (the “Merger Agreement”), by and among Semnur Pharmaceuticals, Inc., a Delaware corporation, Scilex Holding Company, a Delaware corporation (“Parent”), Sigma Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent, Fortis Advisors LLC, solely as representative of the Equityholders (the “Equityholders’ Representative”), and, solely with respect to Section 1.8(a), 3.11 and Article X of the Merger Agreement, Sorrento Therapeutics, Inc., a Delaware corporation. All defined terms used herein, but not defined, shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Parent and the Equityholders’ Representative wish to amend certain terms of the Merger Agreement such that holders of Company Options will receive cash consideration in lieu Parent Shares to which such holders are otherwise entitled; and

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by Parent and the Equityholders’ Representative.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Parent and the Equityholders’ Representative hereby agree as follows:

1. Section 1.12 of the Merger Agreement is hereby amended to include the following as a new subsection (c):

“(c) Notwithstanding anything to the contrary set forth in this Section 1.12, Section 1.10 or the Escrow Agreement (collectively, the “Parent Share Issuance Provisions”), as soon as reasonably practicable following the consummation of the first bona fide equity financing of Parent with one or more third party financing sources on an arms’ length basis with gross proceeds to Parent of at least $40.0 million occurring after the date hereof and receipt of a release of claims executed by such Company Optionholder in form and substance reasonably satisfactory to Parent, (i) Parent shall pay to such Company Optionholder an amount equal to the Parent Stock Price in lieu of the issuance of each Parent Share such Company Optionholder would otherwise be entitled to receive pursuant to the Parent Share Issuance Provisions and (ii) for the avoidance of doubt, Parent shall not be required to issue any Parent Shares to any Company Optionholder pursuant to the Parent Share Issuance Provisions.”

2. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall refer to the Merger Agreement, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement.

3. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

4. This Amendment may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed, as of the date first written above.

PARENT:

Scilex Holding Company

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Secretary and Treasurer

EQUITYHOLDERS’ REPRESENTATIVE:

Fortis Advisors LLC

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

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